Exhibit 99.1

For Release:	Immediately

Contact:	Media— Lorrie Paul Crum, VP—Corp. Communications lcrum@parker.com	216/896-2750	After hours: 330/666-4196

	Financial Analysts— Pamela Huggins, VP & Treasurer phuggins@parker.com	216/896-2240

Stock Symbol:	PH—NYSE

PARKER PROFIT IMPROVES DESPITE FLAT SALES; CASH FLOW REMAINS STRONG

Cleveland, Ohio: July 29, 2003—Parker Hannifin Corporation (NYSE: PH) today reported fourth-quarter net income for the period ended June 30, 2003 of $49.1 million, or 42 cents per diluted share, on sales of $1.66 billion. Net income during the quarter was reduced by six cents per share in realignment costs, partially offset by a gain of four cents per share on the sale of a non-core business. For the same period last year, the company reported a quarterly net loss of $11.9 million—10 cents per diluted share—on sales of $1.66 billion. Last year’s fourth-quarter net loss included 44 cents per diluted share in business-realignment costs and asset impairments.

Net income for the full year were up 51 percent, at $196.3 million, or $1.68 per diluted share, including the four-cent per share divestiture gain and 16 cents per share in realignment costs. The company posted record revenues of $6.41 billion for the full year, although without acquisitions, divestitures made in fiscal-year 2002 and a favorable currency effect from business outside the United States, sales would have been down by one percent. In fiscal-year 2002, net income was $130.2 million, or $1.12 per diluted share, including a reduction of 25 cents per share in realignment costs and 32 cents per share in goodwill impairment.

“It was another difficult year in our industrial and aerospace markets, and we again absorbed a substantial increase in pension, insurance and medical costs,” said Parker CEO Don Washkewicz. “Yet we still achieved margin improvement this year in all segments except aerospace. Clearly, execution of our Win Strategy is beginning to pay off, and we expect it to make another positive contribution to profitability in the coming year.”

The company again had strong cash flow from operations, running at a rate of 10 percent of sales, and used a portion of cash generated during the year to contribute $108 million to its pension plans, consistent with its commitment to maintaining well funded plans for employees. Robust cash flow also enabled the company to pay down $146 million of debt and continue its 47-year record of returning higher dividends to shareholders. As of year end, the company had $246 million in cash, and is well positioned to invest in growth.

“We’re managing our cash-to-cash cycle very well, and with our lean enterprise initiatives, we further reduced the number of days’ inventory and capital expenditures this year,” Washkewicz said. “In terms of realigning the business during the recession, we’ve closed more than 80 facilities in the past three years.”

Operating Results

Industrial, mobile and aerospace demand remained severely depressed, with recent weakening in agriculture and air-conditioning markets. In aerospace, the company noted that JetBlue’s recent order for 100 Embraer-190 jets is a positive for the company, as was another order by US Airways in May for regional jets. “In the aerospace business, we’re concentrating on taking care of our customers, and engineering the best systems,” said Washkewicz. “We continue to enjoy success by first positioning ourselves as a global engineering partner and systems integrator, and serving our customers well in the aftermarket, evidenced by Parker’s recent top-five ranking among 35 different Airbus suppliers.”

In the North American Industrial units, fourth-quarter operating income of $34.6 million was 11.6 percent lower than last year, while sales were 6.8 percent lower, at $716 million, consistent with the decline since March in North American order trends. Full-year operating income in this segment was up 10 percent, at $155.3 million on marginally higher revenues of $2.84 billion, for an operating margin of 5.5 percent.

In the International Industrial businesses, fourth-quarter operating income was $23.5 million on sales of $428.4 million, for an operating margin of 5.5 percent. For the year, the international businesses recorded sales of $1.58 billion, with operating income of $96.3 million, a 6.1-percent operating margin.

In the company’s Climate & Industrial Controls business, which previously was included in the “Other” segment, fourth-quarter operating income was $19.1 million on sales of $181.4 million, a 10.5 percent return on sales. The business generated full-year operating income of $63.4 million on sales of $665.6 million, a return on sales of 9.5 percent.

Parker Aerospace saw a 3.5-percent drop in fourth-quarter sales to $276.8 million, while operating income fell nine percent to $34 million, for a return on sales of 12.3 percent. For the year, operating income for the aerospace business was $157.3 million on sales of $1.11 billion, a 14.2-percent return on sales.

In the “Other” segment, comprised of the Wynn Specialty Chemical and Astron metal buildings units, quarterly operating income was $4.6 million on $58 million in sales, for an operating margin of 8.0 percent. Full-year sales were $210.3 million, and operating income was $11.6 million, for a return on sales of 5.5 percent.

Outlook

In the future, the company will provide guidance using a range of expected rate-of-change percentages (up or down from the prior year) for revenue and operating income by segment, in addition to assumptions for non-operating items such as administrative costs, interest expense and tax rates. The aim is for investors to supplement this information with real-time economic data, including the company’s monthly disclosure of order rates, to factor into analytical models.

For fiscal-year 2004, the company said it expects sales to grow marginally, while further improvement in operating margins is expected for every segment except aerospace. A new table entitled “Outlook” is attached to provide detail on sales and operating-margin expectations by business segment, in addition to assumptions regarding non-operating items.

Washkewicz said the company has assumed no economic recovery in its plans for the new fiscal year. “So far, the only bright spots are the strong growth rates we’re seeing in Asia and Latin America. Going forward, now that the financial performance initiatives of our Win Strategy are in place throughout our business worldwide, we will be placing additional emphasis on the growth goal of the Win Strategy.” He noted that the company has established new funding priorities and incentive measures to stimulate investment in and increase its yield from organic growth, with a stronger focus on innovation.

In addition to the information provided herein, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

With annual sales exceeding $6 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 45,000 people in 44 countries around the world. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment projections. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION—JUNE 30, 2003

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands except per share amounts)	2003	2002	2003	2002

Net sales	$1,660,661	$1,657,593	$6,410,610	$6,149,122
Cost of sales	1,382,628	1,405,807	5,309,775	5,116,570

Gross profit	278,033	251,786	1,100,835	1,032,552
Selling, general and administrative expenses	185,290	223,939	721,065	726,001

Income from operations	92,743	27,847	379,770	306,551
Other income (deductions):
Interest expense	(22,162)	(19,551)	(81,561)	(82,484)
Interest and other (expense), net	3,108	(6,298)	(827)	(6,031)

	(19,054)	(25,849)	(82,388)	(88,515)

Income before income taxes	73,689	1,998	297,382	218,036
Income taxes	24,607	13,848	101,110	87,886

Net income	$49,082	$(11,850)	$196,272	$130,150

Earnings per share:

Basic earnings per share	$.42	$(.10)	$1.69	$1.13

Diluted earnings per share	$.42	$(.10)	$1.68	$1.12

Average shares outstanding during period—Basic	116,509,222	115,954,864	116,381,880	115,408,872
Average shares outstanding during period—Diluted	116,961,265	116,589,133	116,894,506	116,060,719

Cash dividends per common share	$.19	$.18	$.74	$.72

BUSINESS SEGMENT INFORMATION BY INDUSTRY
	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands)	2003	2002	2003	2002

Net sales
Industrial:
North America	$716,086	$768,368	$2,840,628	$2,792,315
International	428,429	366,203	1,584,443	1,278,694
Aerospace	276,825	286,807	1,109,566	1,172,608
Climate & Industrial Controls	181,356	185,408	665,629	612,533
Other	57,965	50,807	210,344	292,972

Total	$1,660,661	$1,657,593	$6,410,610	$6,149,122

Segment operating income
Industrial:
North America	$34,624	$39,184	$155,258	$141,315
International	23,482	10,560	96,301	60,721
Aerospace	33,971	37,333	157,295	189,353
Climate & Industrial Controls	19,055	16,912	63,441	47,980
Other	4,642	(7,048)	11,584	6,663

Total segment operating income	$115,774	$96,941	$483,879	$446,032
Corporate general and administrative expenses	17,992	23,172	80,147	73,335

Income from operations before interest expense and other	97,782	73,769	403,732	372,697
Interest expense	22,162	19,551	81,561	82,484
Other expense (income)	1,931	52,220	24,789	72,177

Income before income taxes	$73,689	$1,998	$297,382	$218,036

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

PARKER HANNIFIN CORPORATION—JUNE 30, 2003

CONSOLIDATED BALANCE SHEET

(Dollars in thousands) June 30,	2003	2002

Assets
Current assets:
Cash and cash equivalents	$245,850	$46,384
Accounts receivable, net	1,002,060	1,006,313
Inventories	997,167	1,051,968
Prepaid expenses	51,949	48,532
Deferred income taxes	99,781	82,421

Total current assets	2,396,807	2,235,618
Plant and equipment, net	1,657,425	1,696,965
Goodwill	1,108,610	1,083,768
Intangible assets, net	59,444	51,286
Other assets	763,347	684,946

Total assets	$5,985,633	$5,752,583

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$424,235	$416,693
Accounts payable	437,103	443,525
Accrued liabilities	497,295	451,310
Accrued domestic and foreign taxes	65,094	48,309

Total current liabilities	1,423,727	1,359,837
Long-term debt	966,332	1,088,883
Pensions and other postretirement benefits	920,420	508,313
Deferred income taxes	20,780	76,955
Other liabilities	133,463	135,079
Shareholders' equity	2,520,911	2,583,516

Total liabilities and shareholders’ equity	$5,985,633	$5,752,583

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended June 30,
(Dollars in thousands)	2003	2002

Cash flows from operating activities:
Net income	$196,272	$130,150
Depreciation and amortization	259,178	281,598
Net change in receivables, inventories, and trade payables	140,625	171,078
Net change in other assets and liabilities	(66,397)	1,371
Other, net	27,811	46,849

Net cash provided by operating activities	557,489	631,046

Cash flows from investing activities:
Acquisitions (less cash acquired of $196 in 2003 and $3,118 in 2002)	(16,648)	(388,315)
Capital expenditures	(158,260)	(206,564)
Other, net	37,723	(13,839)

Net cash (used in) investing activities	(137,185)	(608,718)

Cash flows from financing activities:
Net proceeds from common share activity	9,386	20,250
Net (payments of) proceeds from debt	(145,764)	61,711
Dividends	(85,833)	(82,838)

Net cash (used in) financing activities	(222,211)	(877)

Effect of exchange rate changes on cash	1,373	1,368

Net increase in cash and cash equivalents	199,466	22,819
Cash and cash equivalents at beginning of period	46,384	23,565

Cash and cash equivalents at end of period	$245,850	$46,384

Non-cash transactions:
Stock issued for acquisitions		$13,081

➢	Sales Growth versus FY 2003

➢ Industrial North America		2.0%	to		5.0%

➢ Industrial ROW		5.0%	to		8.0%

➢ Aerospace	-	8.0%	to	-	5.0%

➢ Climate & Industrial Controls	-	3.0%	to		0.0%

➢ Other		2.0%	to		5.0%

➢	Operating Income change versus FY 2003

➢ Industrial North America	20.0%	to	30.0%

➢ Industrial ROW	20.0%	to	30.0%

➢ Aerospace	-30.0%	to	-15.0%

➢ Climate & Industrial Controls	0.0%	to	10.0%

➢ Other	10.0%	to	20.0%

➢	Corporate Admin.	+ or -	5% vs. FY 2003

➢	Interest Expense	+ or -	5% vs. FY 2003

➢	Other		same as FY 2003

➢	Tax Rate		34.5%

➢	EPS will be 20% to 30% below 1st quarter of FY 2003